THE HARVEY GROUP INC.

          CONTACT:
          Joseph J. Calabrese
          Vice President & CFO
          The Harvey Group Inc.
          Tel. (201) 865-3418
          Fax  (201) 865-0342

          FOR IMMEDIATE RELEASE

                    March 13, 1995, Secaucus, New Jersey... The
          Harvey Group Inc. (the "Company" / AMEX: HRA) announced today that the Company has retained a placement agent pursuant to which such agent will seek to raise, on a best effort basis, up to $4,200,000 of new equity to obtain additional working capital in light of continuing losses. The proposed placement will be for up to 12,000,000 shares (an increase of 379%) at an anticipated price between $0.35 and $0.38 per share. Fees relating to the completion of this transaction include the issuance of 7,750,000 seven-year warrants at an exercise price of between $0.42 and $0.50 per common share. The proposed transaction is subject to certain conditions, including, among others, shareholder approval of the transaction and restructuring of certain existing indebtedness into equity of the Company. The Company also intends to effect a reverse stock split in the near future. There can be no assurance that this proposed transaction will be completed.

                    The shares and warrants to be issued in the private placement would not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

                    The Company is currently not in compliance with the financial guidelines for continued listing on the American Stock Exchange and there can be no assurance that the listing will be continued.

                    Based in Secaucus, New Jersey, Harvey
          Electronics, the operating entity of The Harvey Group, is a specialty retailer of high quality audio/video consumer electronics and home theater products with eight stores in the Metropolitan New York area. As of March 13, 1995 the Company had 3,164,887 shares of common stock outstanding.